Exhibit 99.1

CONTACT:

Rose Hoover

Executive Vice President

and Chief Administrative Officer

(412) 456-4418

FOR IMMEDIATE RELEASE

Louis Berkman Trust Adopts 10b5-1 Stock Trading Plan

PITTSBURGH, PA, August 1, 2013 . . . . Ampco-Pittsburgh Corporation (NYSE: AP) today announced that it has been advised that The Louis Berkman Declaration of Trust dated July 28, 1970, as amended (the “Trust”), of which Mr. Robert A. Paul, the Corporation’s Chairman and Chief Executive Officer, and his wife are co-trustees, has established a new stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Plan”). The Corporation has been advised that the Plan was adopted to allow the family of Mr. Berkman to satisfy liquidity and diversification objectives.

Under the Plan, the Trust may sell up to 215,000 shares of the Corporation’s common stock. That number of shares represents approximately 13% of the shares of the Corporation’s common stock shown for Mr. Paul in the Corporation’s most recently filed Proxy Statement in the Security Ownership of Certain Beneficial Owners and Management section and approximately 2% of the Corporation’s outstanding common stock as of June 30, 2013. The Plan has set certain price and daily volume limitations relating to the sale of shares by the Trust. The Plan does not cover sales of any shares of the Corporation’s common stock directly owned by Mr. Paul or Mr. Paul’s wife.

The transactions under this plan will commence no earlier than September 3, 2013 and will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission. The Plan will terminate on or before September 3, 2014.

Rule 10b5-1 allows insiders to enter into a written, prearranged stock trading plan at a time when the insider is not in possession of material, non-public information. Under these plans, insiders can gradually diversify their investment portfolios, reduce any significant market impact by spreading stock trades out over an extended period of time, and avoid concerns as to whether the insiders were in possession of material, non-public information when the stock was sold.

Ampco-Pittsburgh Corporation is a leading producer of forged and cast rolling mill rolls for the worldwide steel and aluminum industries. It is also a producer of air and liquid processing equipment.

Certain statements contained in this Press Release of beliefs, expectations or predictions of future sales constitute “forward-looking statements”. It is important to note that the Corporation can give no assurances that the shares covered by the Plan will actually be sold in the contemplated amounts or timing specified in the Rule 10b5-1 plan, as the sales of the shares pursuant to the Plan are outside the control of Ampco-Pittsburgh Corporation, Mr. Paul and Mr. Paul’s wife.

# # #